UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2006

NetIQ Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26757	77-0405505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3553 North First Street, San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 856-3000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Relocation Agreement

On January 23, 2006, the Compensation Committee of the Board of Directors of NetIQ Corporation (the “Company”) approved an agreement (the “Agreement”) between Marc Andrews and the Company, which extended certain provisions relating to his relocation to the United States in 2004.

The following is a brief description of the material terms of the Agreement. The description is not complete and is qualified in its entirety by reference to the Agreement that is filed as an exhibit to this Form 8-K.

The Agreement provides that the Company will compensate him for ordinary and customary out of pocket expenses incurred for the shipping and storage of household goods; provide him a housing and car allowance; pay private school fees in Houston for his two children for two years; and will pay him such amounts as are necessary to reimburse him for the Federal and state taxes payable by him as a consequence certain of certain of such payments.

Base Salary Increases

On January 23, 2006, the Compensation Committee of the Board of Directors of the Company approved base salary increases for the following executives, who are “named executive officers” of the Company and who received promotions or were assigned additional responsibilities. These base salaries will be effective February 1, 2006.

Name	Title	New Base Salary	Percentage Increase
Marc B. Andrews	Chief Operating Officer	$310,000	11%

Richard H. Van Hoesen	Senior Vice President, Finance and Administration and Chief Financial Officer	$280,000	4%

Restricted Stock Agreements

On January 23, 2006, the Compensation Committee of the Board of Directors of the Company awarded Restricted Stock, under the Company’s 1998 Stock Incentive Compensation, covering a total of 70,000 shares, to certain executives who are “named executive officers” of the Company under the terms and conditions of the Restricted Stock Agreement filed as an Exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Terms and conditions of agreement with Marc Andrews extending relocation benefits

99.2	Form of Restricted Stock Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetIQ Corporation

By:	/s/ Betsy E. Bayha
Betsy E. Bayha
Senior Vice President, General Counsel and Secretary

Date: January 25, 2006

Exhibit Index

99.1	Terms and conditions of agreement with Marc Andrews extending relocation benefits

99.2	Form of Restricted Stock Agreement